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Schedule 13D

                                                                       Exhibit 2

                                February 1, 2002

Board of Directors
Raytel Medical Corporation
2755 Campus Drive, Suite 200
San Mateo, CA 94403
Fax: (650) 349-8850

Ladies and Gentlemen:


         The undersigned acts as counsel to Balfour LLC ("Balfour"), the largest single stockholder of Raytel Medical Corporation ("Raytel"). The undersigned hereby makes reference to those letters dated January 15, 2002 and January 25, 2002, sent to the Board of Directors of Raytel on behalf of Balfour by Pryor Cashman Sherman & Flynn LLP objecting to the auction process utilized by Raytel and stating appropriate valuation metrics. Reference is further made to that certain letter dated December 21, 2001, sent to the counsel for the Special Committee to the Board (together with the January 15, 2002 and January 25, 2002 letters, the "Prior Letters").

         In furtherance of the Prior Letters, Balfour hereby informs the Board of Directors of Raytel that, in order to ensure that all procedures and acts are taken to maximize shareholder value, Balfour intends to contact other Raytel shareholders to discuss its concerns. In addition, Balfour will discuss its request that the Board of Directors call a special meeting of shareholders and/or will initiate a proxy solicitation in order to nominate a new slate of directors supported by Balfour who would exercise their fiduciary duties to cause Raytel to enter into a sale process designed to maximize shareholder value.

         Please be advised that Balfour reserves its legal rights and remedies.

                                                Very truly yours,

                                                /s/ Lawrence Remmel

                                                Lawrence Remmel

         cc:  Balfour LLC

         Lawrence M Braun, Esq.
         John D. Hussey, Esq.
         Sheppard Mullin Richter & Hampton LLP
         Attorneys to the Special Committee
         333 South Hope Street
         Los Angeles, CA  90071
         Fax: 213-620-1398